EXHIBIT B

                             JOINT FILING AGREEMENT

     This Agreement is filed as an exhibit to Amendment No. 1 to the Statement on Schedule 13D being filed by Circle T Partners, L.P., Circle T International, Ltd., JAG Multi-Investments LLC, Goren Cousins I LLC and Circle T2 LP in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13D to which this Agreement is attached is filed on behalf of the below-named entities, that they are each responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated this 27th day of December, 2007

                   CIRCLE T PARTNERS, L.P.

                   By:   /s/ John Severson
                         John Severson, President of Tobias Bros. Inc., the Investment Advisor


                   CIRCLE T INTERNATIONAL, LTD.

                   By:   /s/ John Severson
                         John Severson, President of Tobias Capital Inc., the General Partner of Tobias Capital L.P., the Investment Manager


                   JAG MULTI INVESTMENTS LLC

                   By:   /s/ John Severson
                         John Severson, President of Tobias Bros. Inc., the Investment Manager


                   GOREN COUSINS I LLC

                   By:   /s/ John Severson
                         John Severson, President of Tobias Bros. Inc., the Investment Manager


                   CIRCLE T2 LP

                   By:   /s/ Sam Tobias
                         Sam Tobias, Managing Member of Circle T2
                         Management, LLC, the General Partner